UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

May 30, 2018

Denali Therapeutics Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38311	46-3872213
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

151 Oyster Point Blvd., 2nd Floor

South San Francisco, California 94080

(Address of principal executive offices, including zip code)

(650) 866-8548

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last reports)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 1.01	Entry into a Material Definitive Agreement.

In August 2016, Denali Therapeutics Inc. (“Denali” or the “Company”) entered into a license and collaboration agreement with F-star Gamma Limited, a private limited liability company incorporated under the laws of England and Wales (“F-star Gamma”), f-star Biotechnologische Forschungs-und Entwicklungsges m.b.H and F-star Biotechnology Limited (the “Collaboration Agreement”). In connection with the entry into the Collaboration Agreement, the Company also purchased an option, referred to as the buy-out option, to acquire all of the outstanding shares of F-star Gamma pursuant to a pre-negotiated buy-out option agreement.

On May 30, 2018, the Company exercised such buy-out option and entered into a Share Purchase Agreement (the “Purchase Agreement”) with the shareholders of F-star Gamma and Shareholder Representative Services LLC, pursuant to which the Company acquired all of the outstanding shares of F-star Gamma (the “Acquisition”).

As a result of the Acquisition, F-star Gamma has become a wholly owned subsidiary of the Company and the Company plans to change the entity’s name to Denali BBB Holding Limited. In addition, the Company became a direct licensee of certain intellectual property of F-star Biotechnology Limited (by way of the Company’s assumption of F-star Gamma’s license agreement with F-star Biotechnology Limited, dated August 24, 2016, (the “F-star Gamma License”)). The Company is obligated to make initial exercise payments under the buy-out option agreement and the F-star Gamma License of, in the aggregate, $18.0 million, less the estimated net liabilities of F-star Gamma, which is approximately $0.2 million. In addition, the Company is required under the buy-out option agreement and the F-star Gamma License to make future contingent payments up to a maximum amount of $447.0 million in the aggregate upon the achievement of certain defined preclinical, clinical, regulatory and commercial milestones. The amount of the contingent payments varies based on whether F-star delivers an FcabTM (constant Fc-domains with antigen-binding activity) that meets pre-defined criteria and whether the Fcab has been identified solely by the Company or solely by F-star or jointly by the Company and F-star.

In addition, Denali has expanded certain rights under the existing Collaboration Agreement and has exercised its right to nominate two additional blood-brain barrier (“BBB”) transporter Fcab targets. The Company is obligated to make a one-time payment for these expanded rights under the existing Collaboration Agreement of, in the aggregate, $6.0 million.

Under the Collaboration Agreement, f-star Biotechnologische Forschungs-und Entwicklungsges m.b.H and F-star Biotechnology Limited will continue to be prohibited from developing, commercializing and manufacturing any antibody or other molecule that incorporates any Fcab directed to any of the three BBB transporter Fcab targets nominated by the Company, or any such Fcab as a standalone product, and from authorizing any third party to take any such action.

The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the Collaboration Agreement and related buy-out option agreement, which were previously filed with the Securities and Exchange Commission as Exhibit 10.11 to the Company’s Registration Statement on Form S-1, as well as the Purchase Agreement and the F-star Gamma License, which will be filed as exhibits to the Company’s Quarterly Report on Form 10-Q for the period ending June 30, 2018. Denali also intends to seek confidential treatment of certain terms of the Purchase Agreement and the F-star Gamma License at such time.

Item 2.01	Completion of Acquisition or Disposition of Assets.

The information set forth above in Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 2.01.

Item 7.01	Regulation FD Disclosure.

On May 30, 2018, Denali issued a press release announcing the Acquisition. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference. The information in the press release shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference into any other filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release dated May 30, 2018.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DENALI THERAPEUTICS INC.

Date: May 30, 2018	By:	/s/ Steve E. Krognes
Steve E. Krognes
Chief Financial Officer